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                                                                     EXHIBIT 4.2

                            FIRST AMENDMENT AGREEMENT


         This First Amendment Agreement is made as of the 7th day of October, 1997, by and among AMCAST INDUSTRIAL CORPORATION, an Ohio corporation ("Borrower"), KEYBANK NATIONAL ASSOCIATION, as Agent ("Agent") and the banking institutions named in Schedule 1 attached thereto ("Banks"):

         WHEREAS, Borrower, Agent and the Banks are parties to a certain Credit Agreement dated as of August 14, 1997, as it may from time to time be amended, restated or otherwise modifed, which provides, among other things, for loans and letters of credit aggregating Two Hundred Million Dollars ($200,000,000), all upon certain terms and conditions ("Credit Agreement");

         WHEREAS, Borrower, Agent and the Banks desire to amend the Credit Agreement to modify certain provisions thereof;

         WHEREAS, each term used herein shall be defined in accordance with the Credit Agreement;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein and for other valuable considerations, Borrower, Agent and the Banks agree as follows:

         1. Article I of the Credit Agreement is hereby amended to delete the definitions of "Business Day", "Dollar Equivalent", "LIBOR", "Prime Rate Loan" and "Proviso" in their entirety and to insert in place thereof the following:

                  "Business Day" shall mean a day of the year an which banks are not required or authorized to close in Cleveland, Ohio, and, if the applicable Business Day relates to any LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market, and, if the applicable Business Day relates to any Eurocurrency Loan (other than a Eurodollar Loan), on which dealings are carried on in the relevant Eurocurrency are carried on in the applicable offshore foreign exchange interbank market in which disbursement of or payment in such Eurocurrency will be made or received hereunder.

                  "Dollar Equivalent" of a Eurocurrency Loan shall mean the Dollar equivalent of the amount of such Eurocurrency Loan, determined by Agent on the basis of its spot rate at approximately 11:00 A.M. London time on the date two (2) Business Days before the date of such Eurocurrency Loan for the purchase of the relevant Eurocurrency with Dollars for delivery on the date of such Eurocurrency Loan; provided, however, that, in calculating the Dollar Equivalent for purposes of determining (a) Borrower's obligation to prepay Loans pursuant to
         Section 2.7 hereof or (b) Borrower's ability to request additional Loans or Letters of Credit pursuant to the Commitment, Agent may, in its discretion, calculate the Dollar Equivalent of each such Loan on any Business Day selected by Agent. Agent shall notify Borrower of the Dollar Equivalent of each Eurocurrency Loan at the time that Dollar Equivalent is determined.



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                  "LIBOR" shall mean the average (rounded upward to the nearest
         1/16th of 1%) of the per annum rates at which deposits in immediately available funds in the relevant Eurocurrency for the relevant Interest Period or Competitive Bid Interest Period, as applicable, and in the amount of the LIBOR Loan to be disbursed or to remain outstanding, as the case may be, during such Interest Period or Competitive Bid Interest Period, as applicable, are offered to the Reference Bank by prime banks in any Eurocurrency market reasonably selected by the Reference Bank, determined as of 11:00 A.M. London time (or as soon thereafter as practicable), two (2) Business Days prior to the beginning of the relevant Interest Period or Competitive Bid Interest Period, as applicable, pertaining to a LIBOR Loan hereunder.

                  "Prime Rate Loan" shall mean a Loan on which Borrower shall pay interest at a rate based on the Adjusted Prime Rate.

                  "Proviso" shall mean that for Borrower's fiscal quarters ending prior to the fiscal year ending on or about August 31, 1998, Consolidated EBITDA, as referred to in the Leverage Ratio, shall be calculated as follows: (a) for the fiscal year ending on or about August 31, 1997, Consolidated EBITDA shall be calculated as disclosed in the pro forma statement provided by Borrower to Agent on or about July 30, 1997, (b) for the fiscal quarter ending on or about November 30, 1997, Consolidated EBITDA shall be annualized by multiplying the Consolidated EBITDA for that fiscal quarter by four (4), (c) for the fiscal quarter ending on or about February 28, 1998, Consolidated EBITDA shall be annualized by multiplying the Consolidated EBITDA for that fiscal quarter and the previous fiscal quarter by two (2), and (d) for the fiscal quarter ending on or about May 31, 1998, Consolidated EBITDA shall be annualized by multiplying the Consolidated EBITDA for that fiscal quarter and the two (2) previous fiscal quarters by one and one-third (1.333).

         2. Section 2.1A of the Credit Agreement is hereby amended to add the words "(subject to changes in the Applicable LIBOR Margin)" between the words "Period" and "on" in the third line of the third paragraph thereof.

         3. Section 2.1B of the Credit Agreement is hereby amended to delete the fourth paragraph in its entirety with the following being inserted in place thereof:

                  Whenever a Letter of Credit is drawn, unless the amount drawn is immediately reimbursed by Borrower, the amount outstanding thereunder shall be deemed to be a Revolving Loan to Borrower subject to the provisions and requirements of Section 2.1A and 2.2 hereof (other than any requirement pertaining to a minimum draw amount or the requirement set forth in Section 2.2(c) if such requirement shall be waived by Agent) and shall be evidenced by the Revolving Credit Notes. Each such Revolving Loan shall be deemed to be a Prime Rate Loan unless otherwise requested by (in accordance with the notice provisions of Section 2.2(b) hereof) and available to Borrower hereunder. Each Bank is hereby authorized to record on its records relating to its Revolving Credit Note such Bank's pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

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         4. Subpart (a) of Section 2.1C of the Credit Agreement is hereby deleted in its entirety with the following being inserted in place thereof:

                  (a) THE COMPETITIVE BID OPTION. Subject to the terms and conditions of this Agreement, during the Commitment Period, Borrower may request the Banks to make offers to make Competitive Bid Loans to Borrower from time to time in amounts such that (i) the aggregate amount of all Revolving Loans, Competitive Bid Loans and all issued and outstanding Letters of Credit by all Banks at any one time outstanding shall not exceed the Total Commitment Amount and (ii) the aggregate amount of all Competitive Bid Loans at any one time outstanding shall not exceed Fifty Million Dollars ($50,000,000). The Banks may, but shall have no obligation to, make such offers and Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.1C.

         5. Subpart (b) of Section 2.5 of the Credit Agreement is hereby amended to delete the word "Bank" from the second line thereof and to insert in place thereof the word "Agent".

         6. Subpart (ii) of Section 10.11.A of the Credit Agreement is hereby deleted in its entirety with the following being inserted in place thereof:

                  (ii) Minimum Amount. Each such assignment shall be in a minimum amount of the lesser of Ten Million Dollars ($10,000,000) of the transferor's Commitment or the entire amount of the transferor's Commitment.

         7. The Credit Agreement is hereby amended by deleting Exhibit B in its entirety and by substituting in place thereof a new Exhibit B in the form of Exhibit B attached hereto.

         8. Concurrently with the execution of this First Amendment Agreement, Borrower shall execute and deliver to each Bank a new Competitive Bid Rate Note dated as of August 14, 1997, and such new Competitive Bid Rate Note shall be in the form and substance of Exhibit B attached hereto. After a Bank receives a new Competitive Bid Rate Note, such Bank will mark its Competitive Bid Rate Note being replaced thereby "Replaced" and return the same to Borrower;

         9. The Credit Agreement is hereby amended to delete Exhibit C-3 in its entirety and to substitute in place thereof a new Exhibit C-3 in the form of C-3 attached hereto.

         10. Borrower hereby represents and warrants to Agent and the Banks that
(a) Borrower has the legal power and authority to execute and deliver this First Amendment Agreement; (b) the officials executing this First Amendment Agreement have been duly authorized to execute and deliver the same and bind Borrower with respect to the provisions hereof; (c) the execution and delivery hereof by Borrower and the performance and observance by Borrower of the provisions hereof do not violate or conflict with the organizational agreements of Borrower or any law applicable to Borrower or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against Borrower; (d) no

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Unmatured Event of Default or Event of Default exists under the Credit
Agreement, nor will any occur immediately after the execution and delivery of this First Amendment Agreement or by the performance or observance of any provision hereof; (e) neither Borrower nor any Subsidiary has any claim or offset against, or defense or counterclaim to, any of Borrower's or any Subsidiary's obligations or liabilities under the Credit Agreement or any Related Writing, and Borrower and each Subsidiary hereby waives and releases Agent and each of the Banks from any and all such claims, offsets, defenses and counterclaims of which Borrower and any Subsidiary is aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto; and (f) this First Amendment Agreement constitutes a valid and binding obligation of Borrower in every respect, enforceable in accordance with its terms.

         11. Each reference that is made in the Credit Agreement or any other writing to the Credit Agreement shall hereafter be construed as a reference to the Credit Agreement as amended hereby. Except as herein otherwise specifically provided, all provisions of the Credit Agreement shall remain in full force and effect and be unaffected hereby.

         12. This First Amendment Agreement may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

         13. The rights and obligations of all parties hereto shall be governed by the laws of the State of Ohio, without regard for principles of conflicts of laws.

Address:   7887 Washington Village Drive    AMCAST INDUSTRIAL CORPORATION
           Dayton, Ohio 45459
                                            By: /s/ John H. Shuey
                                               ---------------------------------
                                                 John H. Shuey, President and
                                                 Chief Executive Officer

Address:   Key Center                       KEYBANK NATIONAL ASSOCIATION,
           127 Public Square                as Agent and as a Bank
           Cleveland, OH 44114-1206
           Attn. Large Corporate            By: /s/ Michael J. Landini
                 Banking Division              ---------------------------------
                                                 Michael J. Landini, Assistant
                                                 Vice President



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The undersigned consent to the terms hereof.

                                         ELKHART PRODUCTS CORPORATION
                                         WHEELTEK, INC.
                                         AMCAST INVESTMENT SERVICES CORPORATION
                                         AS INTERNATIONAL, INC.

                                         By: /s/ John H. Shuey
                                            ---------------------------------
                                             John H. Shuey, President of each
                                             of the Companies listed above

















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